Exhibit 2.1

AMENDMENT TO THE EMPLOYEE MATTERS AGREEMENT

WHEREAS, an Employee Matters Agreement, dated April 29, 2016 (the “Agreement”) currently exists by and between COMMUNITY HEALTH SYSTEMS, INC., a Delaware Corporation (“CHS”), and QUORUM HEALTH CORPORATION, a Delaware Corporation (“QHC”) (collectively referred to as the “Parties”); and

WHEREAS, the Parties desire to amend provisions of the Agreement relating to subsequent transfers of participant account balances between the CHS Savings Plans and the QHC Savings Plans; and

NOW THEREFORE, the Agreement is hereby amended, effective as of April 29, 2016, as follows:

Section 3.02(i) of the Agreement is revised to read as follows:

(i) Subsequent Transfers. If, after December 31, 2015, a participant in one of the CHS Savings Plans becomes employed by the QHC Group or a participant in one of the QHC Savings Plans becomes employed by the CHS Group, any additional allocations shall occur under the CHS Savings Plan or the QHC Savings Plan that provides benefits to the employees of the new employer, as applicable. If such participant’s new employment with the CHS Group or the QHC Group commences (i) during the Transition Period and (ii) prior to the date the participant receives a distribution from one or more of the CHS Savings Plans or the QHC Savings Plans in which the participant was receiving allocations prior to such change in employment, the following rules shall apply to the participant’s benefits under such CHS Savings Plan or QHC Savings Plan:

(i) If the participant has either (1) an outstanding participant loan, or (2) any unvested account balances in the CHS Savings Plan or the QHC Savings Plan, the participant’s entire account balance (including any outstanding loans) in such CHS Savings Plan or QHC Savings Plan shall be transferred to the QHC Savings Plan or CHS Savings Plan that provides benefits to the employees of the new employer, in a plan-to-plan transfer, unless the participant elects to receive a complete distribution of the participant’s account prior to such plan-to-plan transfer.

(ii) If the participant has no outstanding participant loan or unvested account balances in such CHS Savings Plan or QHC Savings Plan, the participant may elect to receive his or her benefits in such CHS Savings Plan or QHC Savings Plan as provided under the terms of such plan. In the event that the participant wishes to transfer all or a portion of any such distribution to the CHS Savings Plan or QHC Savings Plan that provides benefits to the employees of the new employer, such transfer will be accepted.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives.

COMMUNITY HEALTH SYSTEMS, INC.			QUORUM HEALTH CORPORATION

By:	/s/ Rachel A. Seifert		By:	/s/ Michael J. Culotta
	Name:	Rachel A. Seifert		Name:	Michael J. Culotta
	Title:	Executive Vice President and General Counsel		Title:	Executive Vice President and Chief Financial Officer